Exhibit 10.16.1

October 16, 2008

Beijing Wonderful Investments Ltd

Building 2, No. 1 Naoshikou Avenue

Xicheng District, Beijing

People’s Republic of China

Attention: Xiqing Gao

Dear Mr. Gao:

Reference is made to that letter agreement, dated as of May 22, 2007, between The Blackstone Group L.P. (“Blackstone”) and Beijing Wonderful Investments Ltd (the “Letter Agreement”) and the Amended and Restated Agreement of Limited Partnership of Blackstone, dated as of June 27, 2007 (the “Partnership Agreement”). This letter agreement is to confirm our agreement relating to certain amendments to the Letter Agreement and certain undertakings of the parties, in each case as set forth in further detail below. Unless otherwise defined herein, capitalized terms are used herein as defined in the Letter Agreement or the Partnership Agreement, as applicable.

In furtherance of the foregoing, the parties hereto agree as follows:

1.	Amendments to Letter Agreement.

(a)     The definition of “Investor Ownership Limitation Percentage” in Section 1(b) of the Letter Agreement is amended effective as of October 14, 2008 to replace the percentage “9.99%” with “12.5%” in such definition.

(b)     Section 4(a) of the Letter Agreement is amended effective as of October 14, 2008 to amend and restate the second proviso in clause (i) thereof as follows:

“, and provided further that upon any such permitted acquisition of Common Units other than Purchased Units, any such additional Common Units shall be deemed to be, and shall be treated as, Purchased Units for all purposes under this Agreement, except with respect to any such additional Common Units purchased in the open market on or after October 14, 2008 (the “Subsequently Acquired Units”), which Subsequently Acquired Units shall not be subject to the restrictions on Transfer set forth in Sections 3(a) and 3(b) of this letter agreement.”

(c)     Section 12 of the Letter Agreement is amended to add an additional sentence as follows:

“Each of Investor and Blackstone further covenants that, for purposes of the Registration Rights Agreement, and any exercise by Investor of its rights therein, all Subsequently Acquired Units shall be deemed “Covered Common Units” as such term is defined and used therein.”

2.     Amendments to the Partnership Agreement. Blackstone hereby agrees that, promptly upon the written request of the State Investment Company (as such term is defined in the Partnership Agreement), it shall use commercially reasonable efforts to amend the Partnership Agreement, as promptly as reasonably practical thereafter (but in any case no sooner than seventy-five days after the date of such request), to provide that any Subsequently Acquired Units then Beneficially Owned or thereafter acquired by the State Investment Company and the State Investment Company Affiliates (as such term is defined in the Partnership Agreement) shall be entitled to the same voting rights as Common Units held by other holders.

3.     Interpretation. The term “letter agreement” as used in the Letter Agreement shall be deemed to refer to the Letter Agreement as amended hereby.

4.     Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

5.     Effectiveness. This letter agreement shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

6.     Governing Law. This letter agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and shall inure to the benefit of, and be binding upon and inure to the benefit of the parties hereto and their respective successors.

7.     Counterparts. This letter agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

[Signatures on Following Page]

Very truly yours, THE BLACKSTONE GROUP L.P.

By:	Blackstone Group Management L.L.C.,
its general partner

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman Title: Chairman and Chief Executive Officer

Agreed and Accepted

BEIJING WONDERFUL INVESTMENTS LTD

By:	/s/ Xiqing Gao
Name: Mr. Xiqing Gao Title: Executive Director